Exhibit 99

                  VISHAY REPORTS RESULTS FOR FIRST QUARTER 2005

     MALVERN, Pa., May 3 /PRNewswire-FirstCall/ --

       -- Sales for first quarter 2005 increased 2.2% compared to fourth quarter
          2004

       -- Cost of products sold, as a percentage of sales, of 78.6% for first quarter 2005 improved by 260 basis points compared to 81.2% in fourth quarter 2004

       -- Orders in first quarter 2005 increased 21% compared to fourth quarter
          2004

       -- Book-to-bill for first quarter 2005 was 1.06, actives book-to-bill was
          1.01 and passives book-to-bill was 1.10

     Dr. Felix Zandman, Chairman of the Board, and Dr. Gerald Paul, President and Chief Executive Officer of Vishay Intertechnology, Inc. (NYSE: VSH), announced today that sales for the quarter ended April 2, 2005 were $553,677,000 compared to sales of $640,921,000 for the first quarter of 2004, a 13.6% decrease, and $541,636,000 for the fourth quarter of 2004, a 2.2% increase. Net earnings for the quarter ended April 2, 2005 were $5,712,000, or $0.03 per diluted share, compared with net earnings for the quarter ended April 3, 2004 of $35,966,000 or $0.20 per diluted share and a net loss for the quarter ended December 31, 2004 of $54,458,000 or $0.33 per share.

     Net earnings of $5,712,000, or $0.03 per diluted share, for the quarter ended April 2, 2005 were impacted by restructuring and severance costs of $5,027,000 and by losses resulting from adjustments to previously existing purchase commitments of $2,277,000. These items and their tax related consequences had a negative $0.03 effect on earnings per diluted share. Net earnings for the first quarter 2004 of $35,966,000, or $0.20 per diluted share, were negligibly impacted by restructuring and severance costs.

     Commenting on the results for the first quarter 2005, Dr. Paul stated, "We are pleased to report the results of our efforts to reduce costs and to restructure the Company. While our sales grew 2.2% in the first quarter 2005 compared to the previous quarter, our cost of products sold as a percentage of sales improved by 260 basis points to 78.6% in the first quarter 2005 from 81.2% in the fourth quarter 2004. Our cost cutting and restructuring will even be accelerated in the quarters to come. We believe that our reduction of fixed overhead will not impact our ability to introduce new products and to further develop our processes. On the contrary, we are expanding capacities and introducing next generations of processes. We will be prepared for the next upturn, whenever it will take place."

     Dr. Paul continued, "For the second quarter 2005, we expect sales to be in the range of $570 million to $590 million. Due to the effects of the already implemented cost cutting and restructuring, we expect a further improvement of margins."

     Commenting on the Company's merger and acquisition activities, Dr. Felix Zandman, Chairman of the Board and Chief Technical and Business Development Officer, stated, "We recently finalized the acquisition of SI Technologies. This acquisition added the established brand name 'Revere' to our portfolio. We expect to realize significant opportunities for synergies in R&D, manufacturing, and marketing and sales. As always, we will continue our efforts to round out our product lines and grow our high margin niche businesses by making smaller acquisitions, whenever an opportunity arises. But at this time of low valuations, we are intensifying our exploration of opportunities to acquire a larger target."

     Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE
(VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics) and selected ICs, and passive electronic components (resistors, capacitors, inductors, and transducers). Vishay's components can be found in products manufactured in a very broad range of industries worldwide. Vishay is headquartered in Malvern, Pennsylvania, and has operations in 17 countries employing over 25,000 people. Vishay can be found on the Internet at http://www.vishay.com.

     Statements contained herein that relate to the Company's future performance, including statements with respect to trends in revenues and bookings and the anticipated future benefits of the Company's product, acquisition and cost reduction strategies are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, particularly in the markets that we serve, the availability of appropriate acquisition opportunities on terms that the Company considers attractive, difficulties in integrating acquired companies, difficulties in implementing our cost reduction strategies such as labor unrest or legal challenges to our lay-off or termination plans, under-utilization of production facilities in lower-labor-cost countries, operation of redundant facilities due to difficulties in transferring production to lower-labor-cost countries, difficulties in new product development, an inability to attract and retain highly qualified personnel, and other factors affecting the Company's operations, markets, products, services, and prices that are set forth in its December 31, 2004 Report on Form 10-K filed with the Securities and Exchange Commission. You are urged to refer to the Company's Form 10-K for a detailed discussion of these factors. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

     Management believes that stating the impact on net earnings of items such as restructuring and severance and losses on purchase commitments is meaningful to investors because it provides insight with respect to intrinsic operating results of the Company.

     NOTE: A conference call to discuss first quarter financial results is scheduled for Tuesday, May 3, 2005 at 11:00 AM (ET). The dial-in number for the conference call is 800-230-1766 (612-332-0636 if calling from outside the United States or Canada). The conference operator will require the following information in order to admit you into the call: Company Name: Vishay Intertechnology, Inc. and Moderators: Vishay Executives.

     There will be a replay of the conference call from 2:30 PM (ET) on Tuesday, May 3, 2005 through 11:59 PM (ET) on Sunday, May 8, 2005. The telephone number for the replay is 800-475-6701 (320-365-3844 if calling from outside the United States or Canada). The access code is 779818.

     There will also be a live audio webcast of the conference call. This can be accessed directly from the Investor Relations section of the Vishay website at http://ir.vishay.com.


VISHAY INTERTECHNOLOGY, INC.
Summary of Operations
(Unaudited - In thousands except earnings per share)

                                             Fiscal quarter ended
                                             ---------------------
                                              April 2,    April 3,
                                                2005        2004
                                             ---------   ---------
Net sales                                    $ 553,677   $ 640,921
Costs of products sold                         435,270     481,210
Loss on purchase commitments                     2,277           -
Gross profit                                   116,130     159,711
                                                 21.0%       24.9%

Selling, general, and administrative
 expenses                                       96,340      97,329
Restructuring and severance costs                5,027         301
Operating income                                14,763      62,081
                                                  2.7%        9.7%

Other income (expense):
  Interest expense                              (8,053)     (8,875)
  Minority interest                             (2,652)     (2,806)
  Other                                          4,342         990
                                                (6,363)    (10,691)

Earnings before taxes                            8,400      51,390

Income taxes                                     2,688      15,424

Net earnings                                 $   5,712   $  35,966


Basic earnings per share                     $    0.03   $    0.22

Diluted earnings per share                   $    0.03   $    0.20

Weighted average shares outstanding -
 basic                                         166,107     160,438

Weighted average shares outstanding -
 diluted*                                      167,153     201,324

* - Diluted weighted average shares for the first quarter of 2004 include the effects of convertible and exchangeable debt instruments. These debt instruments were anti-dilutive for the first quarter of 2005.

VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Balance Sheets
(Unaudited - In thousands)

                                               April 2,      December 31,
                                                 2005            2004
                                            ------------    -------------
Assets
Current assets:
  Cash and cash equivalents                 $    623,422    $     632,700
  Accounts receivable, net                       357,779          351,710
  Inventories:
    Finished goods                               155,836          155,195
    Work in process                              152,844          150,738
    Raw materials                                207,169          212,040
  Deferred income taxes                           43,097           43,786
  Prepaid expenses and other current
   assets                                        129,845          136,251
Total current assets                           1,669,992        1,682,420

Property and equipment, at cost:
  Land                                            95,790           97,398
  Buildings and improvements                     424,805          428,829
  Machinery and equipment                      1,660,568        1,668,225
  Construction in progress                        76,930           75,974
  Allowance for depreciation                  (1,120,131)      (1,098,611)
                                               1,137,962        1,171,815

Goodwill                                       1,425,621        1,435,121

Other intangible assets, net                     123,935          127,797

Other assets                                     216,960          221,437
     Total assets                           $  4,574,470    $   4,638,590

Liabilities and stockholders' equity
Current liabilities:
  Notes payable to banks                    $     22,069    $       3,727
  Trade accounts payable                         122,184          131,243
  Payroll and related expenses                   120,663          131,128
  Other accrued expenses                         198,340          221,958
  Income taxes                                    31,299           29,631
  Current portion of long-term debt                   42               51
Total current liabilities                        494,597          517,738

Long-term debt less current portion              767,795          752,145

Deferred income taxes                             11,256           14,017

Deferred grant income                             16,765           18,723

Other liabilities                                224,230          235,923

Accrued pension and other
 postretirement costs                            225,320          232,142

Minority interest                                 96,936           94,567

Stockholders' equity:
  Common stock                                    15,143           15,142
  Class B common stock                             1,468            1,468
  Capital in excess of par value               2,028,594        2,028,253
  Retained earnings                              600,604          594,892
  Unearned compensation                             (119)            (152)
  Accumulated other comprehensive income          91,881          133,732
                                               2,737,571        2,773,335
                                            $  4,574,470    $   4,638,590


     Contact:  Richard N. Grubb, Executive Vice President
                and Chief Financial Officer, or
               Peter G. Henrici, Senior Vice President
               610-644-1300

SOURCE  Vishay Intertechnology, Inc.
    -0-                             05/03/2005
    /CONTACT: Richard N. Grubb, Executive Vice President and Chief Financial Officer, or Peter G. Henrici, Senior Vice President, both of Vishay Intertechnology, +1-610-644-1300/
    /Web site:  http://ir.vishay.com
                http://www.vishay.com /